HOUSTON AMERICAN ENERGY ANNOUNCES PARTICIPATION AGREEMENT
WITH FOUNDERS OIL & GAS TO ACQUIRE INTEREST IN PERMIAN BASIN
ASSETS

Houston, Texas – January 4, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that it has entered into a Participation Agreement with Founders Oil & Gas III, LLC (“Founders”) pursuant to which Houston American will acquire from Founders a 25% working interest in two lease blocks covering approximately 800 acres in Reeves County, Texas.

The purchase price for the interest is $5,500 per net mineral acre, or a total of $1.1 million.

Founders will serve as operator of the acreage with drilling of an initial well expected to commence by July 1, 2017 targeting potential resources in the Delaware Basin (which is a sub-basin of the Permian Basin) located in west Texas.

John P. Boylan, CEO and President of Houston American stated, “After evaluating numerous opportunities over the past year, we are excited to have identified and agreed to participate in this Delaware Basin prospect and to develop a long term relationship with Founders. We expect to initially target the Wolfcamp shale and Bone Springs formations, commonly referred to as the WolfBone play.”

The transaction is expected to close during mid-January 2017, subject to customary closing conditions, including Houston American’s ability to secure necessary financing.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the Houston American’s ability to secure necessary financing to complete the acquisition, the timing of commencement of drilling operations and the ultimate results of drilling operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to satisfy the closing conditions and to fund Houston American’s share of drilling costs, timing of drilling operations and ultimate drilling results, potential changes in price based on operations and fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.